Exhibit 3.1

MEDALIST DIVERSIFIED REIT, INC.

ARTICLES OF AMENDMENT

Medalist Diversified REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of the Company is hereby amended to decrease the par value of the shares of Common Stock issued and outstanding immediately prior to the Effective Time (as defined below) from $0.08 per share to $0.01 per share.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Company effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:01 p.m., Eastern Time, on May 3, 2023 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer, Treasurer and Secretary and attested to by its Chief Financial Officer on this 18th day of April, 2023.

ATTEST:		MEDALIST DIVERSIFIED REIT, INC.

By:	/s/ Brent Winn, Jr.	By:	/s/ Thomas E. Messier
Name:	Brent Winn, Jr.	Name:	Thomas E. Messier
Title:	Chief Financial Officer	Title:	Chief Executive Officer, Treasurer and Secretary